Exhibit 99

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Bill Seymour, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6122 or bill.seymour@bestbuy.com

Lisa Hawks, Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Best Buy Reports First Quarter Diluted EPS of $0.36

Company reports domestic market share gains and improved gross profit trends; Company maintains fiscal 2011 annual outlook

First-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	May 29, 2010	May 30, 2009
Revenue	$10,787	$10,095
Comparable store sales % change[1]	2.8%	(6.2)%
Gross profit as % of revenue	25.9%	25.3%
SG&A as % of revenue	23.0%	21.9%
Operating income	$313	$296
Operating income as % of revenue	2.9%	2.9%
Adjusted operating income [2]	$313	$348
Adjusted operating income as % of revenue[2]	2.9%	3.4%
Net earnings	$155	$153
Diluted EPS	$0.36	$0.36
Adjusted Diluted EPS[2]	$0.36	$0.42

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2   See the supplemental schedule, titled “Reconciliation of Non-GAAP Financial Measures,” attached to this news release for a reconciliation of  operating income to adjusted operating income, diluted EPS to adjusted diluted EPS, and other non-GAAP financial measures presented herein.

MINNEAPOLIS, June 15, 2010 — Best Buy Co., Inc. (NYSE: BBY), a leading retailer of consumer electronics, today reported net earnings of $155 million, or $0.36 per diluted share, for its fiscal first quarter ended May 29, 2010, compared with $153 million, or $0.36 per diluted share, for the prior-year period. Diluted earnings per share decreased 14 percent versus the prior-year period’s adjusted diluted earnings per share of $0.42, which excluded the impact of restructuring charges incurred in the prior year’s fiscal first quarter. A reconciliation of adjusted diluted earnings per share and other non-GAAP financial measures for the first quarter of fiscal 2010 are presented in the appendix attached to this news release.

“There were many positive indicators in the first quarter, highlighted by the excellent performance of Best Buy Mobile,” said Brian Dunn, CEO of Best Buy. “These indicators, coupled with the business model changes we are making to create better solutions for the millions of connectable devices we sell, give me confidence in our ability to achieve our financial goals this year.”

Company Reports Improved Domestic Market Share and Gross Profit Performance

During the first quarter of fiscal 2011, Best Buy’s revenue increased 7 percent to $10.8 billion, compared with revenue of $10.1 billion for the first quarter of fiscal 2010. The increase reflected the impact of net new stores in the past 12 months, a comparable store sales gain of 2.8 percent and the favorable impact of fluctuations in foreign currency exchange rates. The domestic segment’s fiscal first quarter revenue totaled $7.9 billion, an increase of 5 percent versus the prior-year period. This increase was driven by the addition of net new stores and a comparable store sales gain of 1.9 percent. The comparable store sales gain was driven primarily by an increase in average ticket. The domestic segment experienced low double-digit comparable store sales increases in notebook computers, mobile phones and appliances. These gains were partially offset by comparable store sales decreases in gaming, music and movies. The company also noted that it experienced a low-single digit comparable store sales decline in televisions driven by a high single-digit increase in unit sales offset by moderating price declines. The company also noted that online revenue increased approximately 26 percent in the first fiscal quarter versus the prior-year period.

The company believes its domestic segment continued to gain market share, increasing by an estimated 100 basis points for the three months ended Apr. 30, 2010, as compared to the prior-year period. The company also noted that, as expected, its market share growth slowed versus the comparable period last year as it lapped significant market share gains from changes in the competitive environment.

The international segment’s fiscal first quarter revenue totaled $2.9 billion, an increase of 11 percent versus the prior-year period. The revenue gain was driven primarily by the favorable impact of foreign currency fluctuations, a comparable store sales increase of 6.3 percent and the impact of new stores in the past 12 months. Excluding the favorable impact of fluctuations in foreign currency exchange rates, the international segment’s revenue increased 1.4 percent versus the prior-year period. Best Buy

Europe reported a comparable store sales gain of approximately 5 percent for the fiscal first quarter on an increased mix of post-pay connections. China reported a comparable store sales gain of approximately 30 percent in the fiscal first quarter as the Five Star brand continued to benefit from economic growth, government stimulus programs and strong store execution. Canada reported a comparable store sales decline of approximately 2 percent in the fiscal first quarter on soft consumer spending. Best Buy Europe and China are reported on a two-month lag.

Best Buy reported that gross profit dollars increased 9 percent in the fiscal first quarter versus the prior-year period. The company’s gross profit rate for the fiscal first quarter was 25.9 percent of revenue, an increase of 60 basis points when compared to the first quarter in fiscal 2010 and represented a significant increase when compared to the trend experienced in the fiscal fourth quarter of 2010. The domestic segment gross profit rate for the fiscal first quarter was 25.7 percent, compared to 25.1 percent for the prior-year period. The 60 basis point year-over-year increase was primarily due to improved promotional effectiveness, continued strong growth in Best Buy Mobile, benefits realized from the finalization of an annual vendor rebate and a change in the classification of certain vendor support dollars.

The company’s selling, general and administrative expense (SG&A) rate for the fiscal first quarter was 23.0 percent of revenue, an increase of 110 basis points when compared to the prior-year period. The growth in SG&A spending was driven by the addition of new stores, expanded investments in several key growth initiatives, the timing of discretionary expenditures and the impact of other non-recurring items. Also contributing to SG&A dollar growth was the impact of fluctuations in foreign currency exchange rates. The company noted that while the timing of these expense items adversely impacted the results for the fiscal first quarter, the company’s SG&A spending plans for the fiscal year remain unchanged from its original expectations. Furthermore, the company noted that it expects total fiscal 2011 SG&A dollars to increase approximately 6 to 6.5 percent versus the prior year, excluding fiscal 2010 restructuring charges.

During the first quarter of fiscal 2011, Best Buy’s operating income decreased 10 percent to $313 million compared with adjusted operating income of $348 million in the prior-year period. The domestic segment reported fiscal first quarter operating income of $298 million, a decrease of 9 percent when compared with adjusted operating income in the prior-year period as SG&A spending growth outpaced revenue growth and the increase in gross profit dollars. The international segment generated operating income of $15 million for the fiscal first quarter, a decrease of 25 percent when compared with adjusted operating income in the prior-year period. Operating income improvements in Best Buy Europe and Canada were offset by declines in other international operations.

For the first fiscal quarter, the company recorded an effective income tax rate of 40.3 percent driven by the timing impact of losses on certain international operations that was consistent with the company’s expectations. The company still anticipates its annual effective income tax rate for fiscal 2011 to fall within the original guidance range of 38.0 to 38.5 percent.

Company Affirms Fiscal 2011 Annual Guidance

“While our financial results in the fiscal first quarter were below expectations, we remain confident that the strategic investments we are making will deliver more robust connected solutions for customers and support increased margin expansion during the fiscal year,” said Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO.  “We continue to expect solid top-line growth and expansion of our annual operating margin to approximately 5 percent of revenue in fiscal 2011.”

The company also reiterated its fiscal 2011 outlook and annual diluted EPS guidance as provided on March 25, 2010. More details regarding Best Buy’s fiscal 2011 guidance is available on the company’s Web site at www.bby.com under “Investor Relations.”

During the first quarter of fiscal 2011, the company resumed repurchases of its common stock and acquired approximately 2.5 million common shares. On May 6, 2010, the company paid a dividend of 14 cents per common share, or $59 million in the aggregate. More details regarding historical store counts and square footage are available on the company’s Web site at www.bby.com under “Investor Relations.” Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on June 15, 2010. The call is expected to be available on its Web site www.bby.com both live and after the call. The public may access the call by clicking on “Investor Relations.”

As part of Best Buy’s efforts to create more effective communications with its shareholders in the connected world, Best Buy plans to webcast video on both www.bby.com and in a validated shareholder forum in conjunction with its in-person Regular Meeting of Shareholders on June 24, 2010. The company hopes to engage in a proactive and efficient process to allow virtual participation to validated shareholders who choose to participate in this interactive experience.  Best Buy believes that the webcast will be an effective complementary experience to in-person meetings.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 28, 2010. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China, Mexico and Turkey, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $49 billion in annual revenue and includes brands such as Best Buy, Audiovisions, Best Buy Mobile, The Carphone Warehouse, Five Star, Future Shop, Geek Squad, Magnolia Audio Video, Napster, Pacific Sales, and The Phone House. Approximately 180,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2010, the company donated $25.2 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bby.com.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 29, 2010	May 30, 2009
Revenue	$10,787	$10,095
Cost of goods sold	7,994	7,538
Gross profit	2,793	2,557
Gross profit %	25.9%	25.3%
Selling, general and administrative expenses	2,480	2,209
SG&A %	23.0%	21.9%
Restructuring charges	—	52
Operating income	313	296
Operating income %	2.9%	2.9%
Other income (expense):
Investment income and other	12	9
Interest expense	(23)	(23)
Earnings before income tax expense and equity in loss of affiliates	302	282
Income tax expense	121	126
Effective tax rate	40.3%	45.0%
Net earnings including noncontrolling interests	181	156
Net earnings attributable to noncontrolling interests	(26)	(3)
Net earnings attributable to Best Buy Co., Inc.	$155	$153

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.37	$0.37
Diluted[1]	$0.36	$0.36

Dividends declared per Best Buy Co., Inc. common share	$0.14	$0.14

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	420.3	415.2
Diluted[1]	431.7	425.7

1  The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 for the three months ended May 29, 2010 and May 30, 2009, respectively.

 – Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 29,	May 30,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$1,239	$535
Short-term investments	205	8
Receivables	1,579	1,427
Merchandise inventories	6,335	5,486
Other current assets	1,030	954
Total current assets	10,388	8,410
Net property & equipment	3,982	4,184
Goodwill	2,386	2,296
Tradenames	153	167
Customer relationships	247	305
Equity and other investments	323	421
Other assets	477	431
TOTAL ASSETS	$17,956	$16,214

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,860	$4,996
Accrued liabilities	2,512	2,289
Short-term debt	197	1,017
Current portion of long-term debt	34	54
Total current liabilities	8,603	8,356
Long-term liabilities	1,253	1,236
Long-term debt	1,093	1,121
Shareholders’ equity	7,007	5,501
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$17,956	$16,214

–  Appendix Follows –

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	May 29, 2010	May 30, 2009
Revenue	$7,923	$7,525
Comparable store sales % change[1]	1.9%	(4.9)%
Gross profit as % of revenue	25.7%	25.1%
SG&A as % of revenue	22.0%	20.7%
Operating income	$298	$303
Operating income as % of revenue	3.8%	4.0%
Adj. operating income[2]	$298	$328
Adj. operating income as % of revenue[2]	3.8%	4.4%

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	May 29, 2010	May 30, 2009
Revenue	$2,864	$2,570
Comparable store sales % change[1]	6.3%	(13.9)%
Gross profit as % of revenue	26.3%	26.0%
SG&A as % of revenue	25.8%	25.3%
Operating income (loss)	$15	$(7)
Operating income (loss) as % of revenue	0.5%	(0.3)%
Adj. operating income [2]	$15	$20
Adj. operating income as % of revenue[2]	0.5%	0.8%

1   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2   A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) for the first quarter of fiscal 2010 as well as other non-GAAP financial measures is presented in the supplemental schedule attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009
Consumer Electronics	37%	37%	0.0%	(7.6)%
Home Office	37%	35%	9.7%	9.5%
Entertainment Software	13%	15%	(12.8)%	(20.6)%
Appliances	6%	5%	14.4%	(20.1)%
Services	6%	7%	(4.2)%	1.7%
Other	1%	1%	n/a	n/a
Total	100%	100%	1.9%	(4.9)%

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009
Consumer Electronics	19%	18%	2.7%	(15.8)%
Home Office	56%	54%	6.2%	(9.2)%
Entertainment Software	5%	5%	(6.2)%	(24.0)%
Appliances	9%	8%	28.0%	(16.3)%
Services	11%	15%	2.8%	6.7%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	6.3%	(13.9)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies

As used in the accompanying news release, the company defines adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported operating income, net earnings and diluted earnings per share for those periods calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges, which occurred in the first quarter of fiscal 2010.

These non-GAAP financial measures provide the company and investors with an understanding of the company’s operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist the company and investors in making a ready comparison of the company’s operating income, net earnings and diluted earnings per share for its fiscal quarter ended May 30, 2009, against the company’s results for that period and against published analysts’ estimates of the company’s diluted earnings per share for that period  that did not include the effect of such charges.

The following table reconciles operating income, net earnings and diluted earnings per share for the period presented (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share (non-GAAP financial measures) for the period presented.

	Three Months
	Ended
	May 30, 2009
	$	% of Revenue
Domestic
Operating income	$303	4.0%
Restructuring charges	25	0.4%
Adjusted operating income	$328	4.4%

International
Operating income	$(7)	-0.3%
Restructuring charges	27	1.1%
Adjusted operating income	$20	0.8%

Consolidated
Operating income	$296	2.9%
Restructuring charges	52	0.5%
Adjusted operating income	$348	3.4%

Consolidated
Net earnings	$153
After-tax impact of restructuring charges	25
Adjusted net earnings	$178

Diluted EPS	$0.36
Per share impact of restructuring charges	0.06
Adjusted diluted EPS	$0.42

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